Exhibit 21.1
                            SUBSIDIARIES OF HOLDINGS


The following is a list of Everest Reinsurance Holdings, Inc. subsidiaries:

           Everest Reinsurance Company,
                  a Delaware corporation

           Everest Indemnity Insurance Company,
                  a Delaware corporation

           Everest Insurance Company of Canada,
                  a Canada corporation

           Everest MGA, Inc.,
                  a Texas corporation

           Everest National Insurance Company,
                  an Arizona corporation

           Everest Re Holdings, Ltd.,
                  a Bermuda corporation

           Everest Re Ltd,
                  a United Kingdom corporation

           Everest Southeast, Inc.,
                  an Alabama corporation

           Mt. McKinley Managers, L.L.C.,
                  a New Jersey limited liability company

           WorkCare Southeast of Georgia, Inc.,
                  a Georgia corporation.